EXHIBIT 99.2
For More Information Contact:
Aaron Pearce (414) 438-6895
Brady Corporation Increases Dividend to Shareholders for the 26th Straight Year.
MILWAUKEE (September 9, 2011)—Brady Corporation’s (NYSE: BRC) Board of Directors has announced an increase in its annual dividend to shareholders of the company’s Class A Common stock from $0.72 per share to $0.74 per share. A quarterly dividend of $0.185 per share will be paid on October 31, 2011 to shareholders of record at the close of business on October 10, 2011. This dividend represents the 26th consecutive annual increase in dividends.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has millions of customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and employs approximately 6,500 people at operations in the Americas, Europe and Asia-Pacific. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.
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